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                                                                  EXHIBIT - 21.1


Subsidiaries of iNTELEFILM Corporation

          Names                                     State of Incorporation
          -----                                     ----------------------

Chelsea Pictures, Inc.                                 Massachusetts
Harmony Holdings, Inc.                                 Delaware
DCODE, Inc.                                            Minnesota
webADTV, Inc.                                          Minnesota
Curious Pictures Corporation                           New York
Furious Pictures Corporation                           New York
The End, Inc.                                          California
The Beginning Entertainment, Inc.                      California
The Moment Films, Inc.                                 California
Unscented, Inc.                                        California